November 2023

Pricing Supplement No. 94

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 29, 2023

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Dual Directional Buffered Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index due December 4, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Dual Directional Buffered Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide a minimum payment at maturity of only 25% of the stated principal amount at maturity and have the terms described in the accompanying product supplement for Jump Securities, index supplement and prospectus, as supplemented and modified by this document. If the final index value of each underlying index is greater than or equal to its respective initial index value, you will receive for each security that you hold at maturity a minimum of $655 per security in addition to the stated principal amount.  If the worst performing underlying index appreciates by more than 65.50% over the term of the securities, you will receive for each security that you hold at maturity the stated principal amount plus an amount based on the percentage increase of such worst performing underlying index. If the final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold value, investors will receive the stated principal amount of their investment plus an unleveraged positive return based on the absolute value of the performance of the worst performing underlying index, which will be effectively limited to a 25% return. However, if the final index value of either underlying index is less than 75% of its respective initial index value, meaning that either underlying index has decreased from its initial index value by an amount greater than the buffer amount of 25%, you will lose 1% of the stated principal amount for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of only 25% of the stated principal amount. Accordingly, you could lose up to 75% of your investment in the securities. Because the payment at maturity on the securities is based on the worst performing of the underlying indices, a decline in either final index value below 75% of its respective initial index value will result in a loss, and potentially a significant loss, on your investment, even if the other underlying index has appreciated or has not declined as much. These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying indices and forgo current income in exchange for the upside payment, absolute return and buffer features that in each case apply to a limited range of performance of the worst performing underlying index. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

The securities differ from the Jump Securities described in the accompanying product supplement for Jump Securities in that the securities offer the potential for a positive return at maturity if the worst performing underlying index depreciates by no more than 25%.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	November 29, 2023
Original issue date:	December 4, 2023 (3 business days after the pricing date)
Maturity date:	December 4, 2028
Aggregate principal amount:	$3,316,000
Interest:	None
Underlying indices:	The EURO STOXX 50® Index (the “SX5E Index”) and the MSCI Emerging Markets Index (the “MXEF Index”)
Payment at maturity:

●If the final index value of each underlying index is greater than or equal to its respective initial index value:

$1,000 + the greater of (i) $1,000 × the index percent change of the worst performing underlying index and (ii) the upside payment

●If the final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold value:

$1,000 + ($1,000 × absolute index return of the worst performing underlying index)

●If the final index value of either underlying index is less than its respective downside threshold value, meaning the value of either underlying index has declined by more than the buffer amount of 25% from its respective initial index value to its respective final index value:

$1,000 × (index performance factor of the worst performing underlying index + 25%)

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than $250 per security at maturity.

Upside payment:	$655 per security (65.50% of the stated principal amount)
Index percent change:	With respect to each underlying index, (final index value − initial index value) / initial index value
Index performance factor:	With respect to each underlying index, final index value / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Worst performing underlying index:	The underlying index with the lesser index performance factor
Buffer amount:

25%. As a result of the buffer amount of 25%, the value at or above which each underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities is as follows:

With respect to the SX5E Index, 3,277.898, which is approximately 75% of the initial index value for such index

With respect to the MXEF Index, 737.28, which is 75% of the initial index value for such index

Downside threshold value:

With respect to the SX5E Index, 3,277.898, which is approximately 75% of the initial index value for such index
With respect to the MXEF Index, 737.28, which is 75% of the initial index value for such index

Minimum payment at maturity:	$250 per security (25% of the stated principal amount)
Initial index value:

With respect to the SX5E Index, 4,370.53, which is the index closing value of such index on the pricing date

With respect to the MXEF Index, 983.04, which is the index closing value of such index on the pricing date

Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:	November 29, 2028, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61775MD78 / US61775MD788
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$976.20 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$2.50	$997.50
Total	$3,316,000	$8,290	$3,307,710

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $997.50 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(3)See “Use of proceeds and hedging” on page 19.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2023 Index Supplement dated November 16, 2023 Prospectus dated November 16, 2023

Morgan Stanley Finance LLC

Dual Directional Buffered Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index due December 4, 2028

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Dual Directional Buffered Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index due December 4, 2028 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying indices that provides a minimum positive return of 65.50% if the final index value of each underlying index is greater than or equal to its respective initial index value and offers uncapped 1-to-1 participation in the worst performing underlying index if the appreciation of such underlying index is greater than 65.50%;

￭To potentially outperform the worst performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index in a moderately bullish or moderately bearish scenario;

￭To obtain an unleveraged positive return for a limited range of negative performance of the worst performing underlying index; and

￭To obtain a buffer against a specified level of negative performance of the worst performing underlying index.

If the final index value of either underlying index decreases in value by more than the buffer amount of 25%, the securities are exposed on a 1-to-1 basis to the percentage decline of the final index value of the worst performing underlying index from its respective initial index value beyond the buffer amount.  Accordingly, investors may lose up to 75% of their investment.

Maturity:	5 years
Upside payment:	$655 per security (65.50% of the stated principal amount)
Downside threshold value:	For each underlying index, 75% of the respective initial index value
Buffer amount:	25%
Minimum payment at maturity:	$250 per security. You could lose up to 75% of the stated principal amount of the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $976.20.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment, the downside threshold values, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

November 2023 Page 2

Morgan Stanley Finance LLC

Dual Directional Buffered Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index due December 4, 2028

Principal at Risk Securities

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

November 2023 Page 3

Morgan Stanley Finance LLC

Dual Directional Buffered Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index due December 4, 2028

Principal at Risk Securities

Key Investment Rationale

The securities do not pay interest but provide a minimum positive return of 65.50% if the final index value of each of the EURO STOXX 50® Index and the MSCI Emerging Markets Index is greater than or equal to its respective initial index value and offer an uncapped 1-to-1 participation in the worst performing underlying index if the appreciation of such underlying index is greater than 65.50%. However, if, as of the valuation date, the value of either underlying index is less than 75% of its respective initial index value, investors will lose 1% for every 1% decline in the worst performing underlying index beyond the specified buffer amount, subject to the minimum payment at maturity of 25% of the stated principal amount. Investors may lose up to 75% of the stated principal amount of the securities. All payments on the securities are subject to our credit risk.

Absolute Return Feature

The securities enable investors to obtain an unleveraged positive return if the final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to 75% of its respective initial index value.

Upside Scenario

If the final index value of each underlying index is greater than or equal to its respective initial index value, the payment at maturity for each security will be equal to $1,000 plus the greater of (i) $1,000 times the index percent change of the worst performing underlying index and (ii) the upside payment of $655.

Absolute Return Scenario

The final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold value.  In this case, you receive a 1% positive return on the securities for each 1% negative return on the worst performing underlying index.  For example, if the final index value of the worst performing underlying index is 10% less than its respective initial index value, the securities will provide a total positive return of 10% at maturity.  The maximum return you may receive in this scenario is a positive 25% return at maturity.

Downside Scenario

If the final index value of either underlying index is less than 75% of its initial index value, you will lose 1% for every 1% decline in the value of the worst performing underlying index from its initial index value beyond the buffer amount of 25% (e.g., a 60% depreciation in the worst performing underlying index from the respective initial index value to the respective final index value will result in a payment at maturity of $655 per security).

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index below 75% of its respective initial index value will result in a loss of some or a significant portion of your investment, even if the other underlying index has appreciated or has not declined as much.

November 2023 Page 4

Morgan Stanley Finance LLC

Dual Directional Buffered Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index due December 4, 2028

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms. The actual initial index values and downside threshold values are set forth on the cover of this document.

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Index Value:	With respect to the SX5E Index: 4,000 With respect to the MXEF Index: 1,000
Hypothetical Downside Threshold Value:	With respect to the SX5E Index: 3,000, which is 75% of its hypothetical initial index value With respect to the MXEF Index: 750, which is 75% of its hypothetical initial index value
Upside Payment:	$655 per security (65.50% of the stated principal amount)
Buffer Amount:	25%
Interest:	None

EXAMPLE 1: Both underlying indices appreciate substantially, and investors therefore receive the stated principal amount plus a return reflecting the index percent change of the worst performing underlying index.

Final index value		SX5E Index: 6,800
MXEF Index: 1,750
Index percent change		SX5E Index: (6,800 – 4,000) / 4,000 = 70% MXEF Index: (1,750 – 1,000) / 1,000 = 75%
Index performance factor		SX5E Index: 6,800 / 4,000 = 170% MXEF Index: 1,750 / 1,000 = 175%
Payment at maturity	=	$1,000 + ($1,000 × the index percent change of the worst performing underlying index)
	=	$1,000 + $700
	=	$1,700

In example 1, the final index value for the SX5E Index has increased from its initial index value by 70%, and the final index value for the MXEF Index has increased from its initial index value by 75%. Because the final index value of each underlying index is at or above its respective initial index value, and the index percent change of the worst performing underlying index is greater than the minimum positive return of 65.50%, investors receive at maturity the stated principal amount plus 1-to-1 participation in the performance of the worst performing underlying index.  Investors receive $1,700 per security at maturity.

EXAMPLE 2: The final index values of both underlying indices are at or above their respective initial index values but the worst performing underling index has not appreciated by more than 65.50%, and investors therefore receive the stated principal amount plus the upside payment.

Final index value		SX5E Index: 4,600
MXEF Index: 1,200
Index percent change		SX5E Index: (4,600 – 4,000) / 4,000 = 15% MXEF Index: (1,200 – 1,000) / 1,000 = 20%
Index performance factor		SX5E Index: 4,600 / 4,000 = 115% MXEF Index: 1,200 / 1,000 = 120%
Payment at maturity	=	$1,000 + upside payment

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Morgan Stanley Finance LLC

Dual Directional Buffered Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index due December 4, 2028

Principal at Risk Securities

=	$1,000 + $655
=	$1,655

In example 2, the final index value for the SX5E Index has increased from its initial index value by 15%, and the final index value for the MXEF Index has increased from its initial index value by 20%. Because the final index value of each underlying index is at or above its respective initial index value, investors receive at maturity the stated principal amount plus the upside payment of $655. Investors receive $1,655 per security at maturity.

EXAMPLE 3: The final index value of one underlying index is greater than its respective initial index value while the final index value of the other underlying index is less than its respective initial index value but greater than its respective downside threshold value.

Final index value		SX5E Index: 6,000
MXEF Index: 850
Index percent change		SX5E Index: (6,000 – 4,000) / 4,000 = 50% MXEF Index: (850 – 1,000) / 1,000 = -15%
Index performance factor		SX5E Index: 6,000 / 4,000 = 150% MXEF Index: 850 / 1,000 = 85%
Payment at maturity	=	$1,000 + ($1,000 × absolute index return of the worst performing underlying index)
	=	$1,000 + ($1,000 × 15%)
	=	$1,150

In example 3, the final index value of the SX5E Index is greater than its respective initial index value, while the final index value of the MXEF Index is less than its respective initial index value but greater than its respective downside threshold value. While the SX5E Index has appreciated by 50%, the MXEF index has declined by 15%. Therefore, investors receive at maturity the stated principal amount plus a return reflecting the absolute value of the performance of the worst performing underlying index, which is the MXEF Index in this example. Investors receive $1,150 per security at maturity. In this example, investors receive a positive return even though one of the underlying indices declined in value by 15%, due to the absolute return feature of the securities and because neither underlying index declined beyond its respective downside threshold value.

EXAMPLE 4: The final index value of one underlying index is greater than its respective initial index value while the final index value of the other underlying index is less than its respective downside threshold value.

Final index value		SX5E Index: 4,800
MXEF Index: 450
Index percent change		SX5E Index: (4,800 – 4,000) / 4,000 = 20% MXEF Index: (450 – 1,000) / 1,000 = -55%
Index performance factor		SX5E Index: 4,800 / 4,000 = 120% MXEF Index: 450 / 1,000 = 45%
Payment at maturity	=	$1,000 × (index performance factor of the worst performing underlying index + 25%)
	=	$1,000 × 70%
	=	$700

In example 4, the final index value for the SX5E Index has increased from its initial index value by 20%, and the final index value for the MXEF Index has decreased from its initial index value by 55%. Because one of the underlying indices has declined below its respective downside threshold value, investors do not receive the upside payment and instead are exposed to the negative performance of the MXEF Index, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying index from its initial index value beyond the buffer amount of 25%. In this example, investors receive a payment at maturity equal to $700 per security.

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Morgan Stanley Finance LLC

Dual Directional Buffered Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index due December 4, 2028

Principal at Risk Securities

EXAMPLE 5: The final index value of each underlying index is less than its respective initial index value but is greater than its respective downside threshold value.

Final index value		SX5E Index: 3,400
MXEF Index: 840
Index percent change		SX5E Index: (3,400 – 4,000) / 4,000 = -15% MXEF Index: (840 – 1,000) / 1,000 = -16%
Index performance factor		SX5E Index: 3,400 / 4,000 = 85% MXEF Index: 840 / 1,000 = 84%
Payment at maturity	=	$1,000 + ($1,000 × absolute index return of the worst performing underlying index)
	=	$1,000 + ($1,000 × 16%)
	=	$1,160

In example 5, the final index value of each underlying index is less than its respective initial index value but is greater than its respective downside threshold value. The SX5E index has declined by 15% while the MXEF Index has declined by 16%. Therefore, investors receive at maturity the stated principal amount plus a return reflecting the absolute value of the performance of the worst performing underlying index, which is the MXEF Index in this example. Investors receive $1,160 per security at maturity.

EXAMPLE 6: The final index values of both underlying indices are less than their respective downside threshold values. Investors are therefore exposed to the full decline in the worst performing underlying index from its initial index value.

Final index value		SX5E Index: 800
MXEF Index: 400
Index percent change		SX5E Index: (800 – 4,000) / 4,000 = -80% MXEF Index: (400 – 1,000) / 1,000 = -60%
Index performance factor		SX5E Index: 800 / 4,000 = 20% MXEF Index: 400 / 1,000 = 40%
Payment at maturity	=	$1,000 × (index performance factor of the worst performing underlying index + 25%)
	=	$1,000 × (20% + 25%)
	=	$450

In example 6, the final index value for the SX5E Index has decreased from its initial index value by 80%, and the final index value for the MXEF Index has decreased from its initial index value by 60%. Because one or more underlying indices have declined below their respective downside threshold values, investors do not receive the upside payment and instead are exposed to the negative performance of the SX5E Index, which is the worst performing underlying index in this example, beyond the buffer amount. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying index from its initial index value beyond the buffer amount of 25%. In this example, investors receive a payment at maturity equal to $450 per security.

If the final index value of either of the underlying indices is less than its respective downside threshold value, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the level of the worst performing underlying index from its initial index value over the term of the securities beyond the buffer amount of 25%, and you will lose some, or up to 75%, of your investment.

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Morgan Stanley Finance LLC

Dual Directional Buffered Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index due December 4, 2028

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest and provide for the minimum payment at maturity of only 25% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and will provide for a minimum payment at maturity of only 25% of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value of each underlying index. If the final index value of either underlying index has declined by an amount greater than the buffer amount of 25% from its initial index value, the absolute return feature will no longer be available and the payment at maturity will be an amount in cash that is less than the stated principal amount of each security by an amount proportionate to the decline in the final index value of the worst performing underlying index from its initial index value beyond the buffer amount of 25%. Accordingly, investors may lose up to 75% of the stated principal amount of the securities.

￭The amount payable on the securities is not linked to the values of the underlying indices at any time other than the valuation date. The final index values will be the index closing values on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the worst performing underlying index appreciates prior to the valuation date but then drops by the valuation date by an amount greater than the buffer amount, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the value of the worst performing underlying index prior to such drop.  Although the actual value of the worst performing underlying index on the stated maturity date or at other times during the term of the securities may be higher than its respective final index value, the payment at maturity will be based solely on the index closing value of the worst performing underlying index on the valuation date.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

￭the values of the underlying indices at any time (including in relation to their initial index values),

￭the volatility (frequency and magnitude of changes in value) of the underlying indices,

￭dividend rates on the securities underlying the underlying indices,

￭interest and yield rates in the market,

￭geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of the underlying indices,

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Morgan Stanley Finance LLC

Dual Directional Buffered Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index due December 4, 2028

Principal at Risk Securities

￭the time remaining until the maturity of the securities,

￭the composition of the underlying indices and changes in the constituent stocks of the underlying indices, and

￭any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. In particular, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of either underlying index is near, at or below its respective downside threshold value.

You cannot predict the future performance of the underlying indices based on their historical performance. If the final index value of either underlying index is less than 75% of its respective initial index value, you will be exposed on a 1-to-1 basis to the decline in the final index value of the worst performing underlying index from its respective initial index value beyond the buffer amount. There can be no assurance that the final index value of each underlying index will be greater than or equal to 75% of its respective initial index value so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose some or a significant portion of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may

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buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭Investing in the securities is not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in either underlying index or the component stocks of either underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index values, the downside threshold values, the final index values, the index percent changes or the index performance factors, as applicable, and the payment that you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing values in the event of a market disruption event or discontinuance of an underlying index.  These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the value at or above which such underlying index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of either underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying index).

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and

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character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭You are exposed to the price risk of both underlying indices. Your return on the securities is not linked to a basket consisting of both underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. If the final index value of either underlying index declines to below 75% of its respective initial index value, you will lose some or a substantial portion of your investment, even if the other underlying index has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlying indices.

￭Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that the final index value of either underlying index will decline to below 75% of its initial index value than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a loss on your investment.

￭There are risks associated with investments in securities linked to the value of foreign equity (and especially emerging markets) securities. The MSCI Emerging Markets Index and the EURO STOXX 50® Index, the underlying indices, are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those

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countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks included in the MSCI Emerging Markets Index have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭The level of the MSCI Emerging Markets Index is subject to currency exchange rate risk. Because the level of the MSCI Emerging Markets Index is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the securities will be exposed to currency exchange rate risk with respect the currencies in which the component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country. The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities of the MSCI Emerging Markets Index, the level of the MSCI Emerging Markets Index will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments; and

othe extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets Index and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MSCI Emerging Markets Index, the United States and other countries important to international trade and finance.

￭Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of either underlying index may add, delete or substitute the stocks underlying such index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. The publisher of such underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the relevant index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance (depending also on the performance of the other underlying index).

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EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The component stocks of the EURO STOXX 50® Index represent the performance of the 50 largest companies among the 20 STOXX® supersectors in terms of free float market capitalization, which includes stocks selected from 8 Eurozone countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Information as of market close on November 29, 2023:

Bloomberg Ticker Symbol:	SX5E
Current Index Value:	4,370.53
52 Weeks Ago:	3,934.44
52 Week High (on 7/31/2023):	4,471.31
52 Week Low (on 12/30/2022):	3,793.62

The following graph sets forth the daily closing values of the SX5E Index for the period from January 1, 2018 through November 29, 2023. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SX5E Index for each quarter in the same period. The closing value of the SX5E Index on November 29, 2023 was 4,370.53. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The SX5E Index has at times experienced periods of high volatility, and you should not take the historical values of the SX5E Index as an indication of its future performance.

SX5E Index Daily Closing Values January 1, 2018 to November 29, 2023

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EURO STOXX 50® Index	High	Low	Period End
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter	3,527.18	3,293.36	3,399.20
Fourth Quarter	3,414.16	2,937.36	3,001.42
2019
First Quarter	3,409.00	2,954.66	3,351.71
Second Quarter	3,514.62	3,280.43	3,473.69
Third Quarter	3,571.39	3,282.78	3,569.45
Fourth Quarter	3,782.27	3,413.31	3,745.15
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter	4,392.15	3,505.29	3,902.52
Second Quarter	3,951.12	3,427.91	3,454.86
Third Quarter	3,805.22	3,279.04	3,318.20
Fourth Quarter	3,986.83	3,331.53	3,793.62
2023
First Quarter	4,315.05	3,856.09	4,315.05
Second Quarter	4,408.59	4,218.04	4,399.09
Third Quarter	4,471.31	4,129.18	4,174.66
Fourth Quarter (through November 29, 2023)	4,372.10	4,014.36	4,370.53

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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MSCI Emerging Markets Index Overview

The MSCI Emerging Markets Index is a stock index calculated, published and disseminated by MSCI Inc. (“MSCI”) and is intended to provide performance benchmarks for certain emerging equity markets. As of May 2023, the MSCI Emerging Markets Index consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. For additional information about the MSCI Emerging Markets Index, see the information set forth under “MSCI Global Investable Market Indices—MSCI Emerging Markets Index” and “—MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

Information as of market close on November 29, 2023:

Bloomberg Ticker Symbol:	MXEF
Current Index Value:	983.04
52 Weeks Ago:	952.94
52 Week High (on 1/26/2023):	1,052.46
52 Week Low (on 10/26/2023):	910.91

The following graph sets forth the daily closing values of the MXEF Index for the period from January 1, 2018 through November 29, 2023. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the MXEF Index for each quarter in the same period. The closing value of the MXEF Index on November 29, 2023 was 983.04. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The MXEF Index has at times experienced periods of high volatility, and you should not take the historical values of the MXEF Index as an indication of its future performance.

MXEF Index Daily Closing Values January 1, 2018 to November 29, 2023

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MSCI Emerging Markets Index	High	Low	Period End
2018
First Quarter	1,273.07	1,142.85	1,170.88
Second Quarter	1,184.13	1,046.71	1,069.52
Third Quarter	1,092.36	1,003.33	1,047.91
Fourth Quarter	1,046.40	934.80	965.78
2019
First Quarter	1,070.95	949.57	1,058.13
Second Quarter	1,096.39	984.81	1,054.86
Third Quarter	1,064.63	960.81	1,001.00
Fourth Quarter	1,118.61	989.20	1,114.66
2020
First Quarter	1,146.83	758.20	848.58
Second Quarter	1,014.62	827.26	995.10
Third Quarter	1,121.60	1,001.08	1,082.00
Fourth Quarter	1,291.26	1,081.71	1,291.26
2021
First Quarter	1,444.93	1,288.42	1,316.43
Second Quarter	1,390.85	1,292.78	1,374.64
Third Quarter	1,368.22	1,220.78	1,253.10
Fourth Quarter	1,301.13	1,190.08	1,232.01
2022
First Quarter	1,267.34	1,026.77	1,141.79
Second Quarter	1,161.65	987.82	1,000.67
Third Quarter	1,016.83	873.29	875.79
Fourth Quarter	984.26	842.76	956.38
2023
First Quarter	1,052.46	941.35	990.28
Second Quarter	1,030.03	958.53	989.48
Third Quarter	1,046.91	944.08	952.78
Fourth Quarter (through November 29, 2023)	988.47	910.91	983.04

“MSCI Emerging Markets Index” is a service mark of MSCI. For more information, see “MSCI Global Investable Market Indices” in the accompanying index supplement.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	With respect to the SX5E Index, STOXX® Limited, or any successor thereof. With respect to the MXEF Index, MSCI Inc., or any successor thereof.
Index closing value:

With respect to the SX5E Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the official closing value of such underlying index, or any successor index as defined under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement, published at the regular official weekday close of trading on such index business day by the underlying index publisher for such underlying index, as determined by the calculation agent. In certain circumstances, the index closing value for the SX5E Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

With respect to the MXEF Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of such underlying index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the MXEF Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the MXEF Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the MXEF Index published by the underlying index publisher for such underlying index.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

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Principal at Risk Securities

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying indices and in futures and options contracts on the underlying indices and any component stocks of the underlying indices listed on major securities markets. Such purchase activity could potentially increase the initial index value of either underlying index, and, therefore, could increase the value at or above which such underlying index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities (depending also on the performance of the other underlying index). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity (depending also on the performance of the other underlying index). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $997.50 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2023, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2023.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the

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Dual Directional Buffered Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the MSCI Emerging Markets Index due December 4, 2028

Principal at Risk Securities

prospectus, the product supplement for Jump Securities and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated November 16, 2023

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

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